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                                                           EXHIBIT NO. 99(k)(2)







                                CREDIT AGREEMENT

                          dated as of November 10, 1992

                                     between

                          MFS MULTIMARKET INCOME TRUST

                                       and

                         THE CHASE MANHATTAN BANK, N.A.


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                                Table of Contents

ARTICLE 1                  DEFINITIONS; ACCOUNTING TERMS.

         Section 1.01      Definitions                                    1
         Section 1.02      Accounting Terms                               9

ARTICLE. 2                 THE CREDIT.

         Section 2.01      The Loans                                      9

         Section 2.02      The Note                                       10
         Section 2.03      Purpose                                        10
         Section 2.04      Borrowing Procedures                           10
         Section 2.05      Prepayments                                    10
         Section 2.06      Interest Periods                               10
         Section 2.07      Changes of Commitment                          11
         Section 2.08      Certain Notices                                11
         Section 2.09      Minimum Amounts                                11
         Section 2.10      Interest                                       11
         Section 2.11      Fees                                           12
         Section 2.12      Payments Generally                             12

ARTICLE 3                  YIELD PROTECTION; ILLEGALITY; ETC.

         Section 3.01      Additional Costs                               13
         Section 3.02      Basis For Determining Interest Rate
                             Inadequate or Unfair                         15
         Section 3.03      Illegality                                     15
         Section 3.04      Certain Compensation                           16

ARTICLE 4                  CONDITIONS PRECEDENT.

         Section 4.01      Documentary Conditions Precedent               16
         Section 4.02      Additional Conditions Precedent                17
         Section 4.03      Deemed Representations                         18

ARTICLE 5                  REPRESENTATIONS AND WARRANTIES.

         Section 5.01      Organization, Good Standing and Due
                             Qualification                                18
         Section 5.02      Trust Power and Authority; No Conflicts        18
         Section 5.03      Legally Enforceable Agreements                 19
         Section 5.04      Litigation                                     19
         Section 5.05      Financial Statements                           19
         Section 5.06      Ownership and Liens                            19
         Section 5.07      Taxes                                          20
         Section 5.08      Subsidiaries                                   20
         Section 5.09      Credit Arrangements                            20
         Section 5.10      Operation of Business                          20
         Section 5.11      Hazardous Materials                            20
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         Section 5.12      No Default on Outstanding Judgments or Orders  21
         Section 5.13      No Defaults on Other Agreements                21
         Section 5.14      Labor Disputes and Acts of Gods                21
         Section 5.15      Governmental Regulation Trust Document         21
         Section 5.16      Affiliation                                    22
         Section 5.17      Investment Advisor                             22

ARTICLE 6                  AFFIRMATIVE COVENANTS.

         Section 6.01      Maintenance of Existence                       22
         Section 6.02      Conduct of Business                            22
         Section 6.03      Maintenance of Properties                      22
         Section 6.04      Maintenance of Records                         22
         Section 6.05      Maintenance of Insurance                       23
         Section 6.06      Compliance with Laws                           23
         Section 6.07      Right of Inspection                            23
         Section 6.08      Reporting Requirements                         23
         Section 6.09      Compliance with Investment Restrictions        25
         Section 6.10      Investment Company Act of 1940                 25

ARTICLE 7                  NEGATIVE COVENANTS.

         Section 7.01      Liens                                          26
         Section 7.02      Mergers, Etc.                                  27
         Section 7.03      Amendment of Investment Practices              27
         Section 7.04      Use of Proceeds                                28

ARTICLE 8                  FINANCIAL COVENANTS.

         Section 8.01      Asset Coverage Test                            28

ARTICLE 9                  EVENTS OF DEFAULT.

         Section 9.01      Events of Default                              28
         Section 9.02      Remedies                                       30

ARTICLE 10                 MISCELLANEOUS.

         Section 10.01     Amendments and Waivers                         30
         Section 10.02     Usury                                          31
         Section 10.03     Expenses                                       31
         Section 10.04     Survival                                       31
         Section 10.05     Assignment; Participations                     31
         Section 10.06     Notices                                        33
         Section 10.07     Setoff                                         33
         Section 10.08     Jurisdiction; Immunities                       33
         Section 10.09     Table of Contents; Headings                    34
         Section 10.10     Severability                                   34
         Section 10.11     Counterparts                                   34
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         Section 10.12     Integration                                    34
         Section 10.13     Governing Law                                  34
         Section 10.14     Confidentiality                                34
         Section 10.15     Treatment of Certain Information               34
         Section 10.16      Limitation of Shareholder Liability, Etc.     35

EXHIBITS

         Exhibit A         Promissory Note
         Exhibit B         Opinion of Counsel for Borrower
         Exhibit C         Form of Borrower's Asset Coverage Statement
         Exhibit D         Additional Fair Market Value Methodology

SCHEDULES

         Schedule I        Credit Arrangements

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         CREDIT  AGREEMENT dated as of November 10, 1992 between MFS MULTIMARKET
INCOME TRUST, a business trust organized  under the laws of the  Commonwealth of
Massachusetts   (the   "Borrower")   and  THE  CHASE  MANHATTAN  BANK  (NATIONAL
ASSOCIATION), a national banking association organized under the laws of the United States of America (the "Bank").

         The Borrower desires that the Bank extend credit as provided herein and the Bank is prepared to extend such credit. Accordingly, the Borrower and the Bank agree as follows:

                   ARTICLE 1. DEFINITIONS; ACCOUNTING TERMS.

         Section 1.01. Definitions. As used in this Agreement the following terms have the following meanings (terms defined in the singular to have a correlative meaning when used in the plural and vice versa):

         "Advisers Act" means the Investment Advisers Act of 1940, as amended.

         "Affiliate" means any Person: (a) which directly or indirectly controls, or is controlled by, or is under common control with, the Borrower;
(b) which directly or indirectly beneficially owns or holds 5% or more of any class of voting stock of the Borrower; (c) 5% or more of the voting stock of which is directly or indirectly beneficially owned or held by the Borrower; or
(d) which is a partnership in which the Borrower is a general partner. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities;, by contract, or otherwise.

         "Affiliated Person" means "affiliated person" as defined in the 1940
Act.

         "Agreement" means this Credit Agreement and all Exhibits and Schedules hereto, as amended or supplemented from time to time. References to Articles, Sections, Exhibits, Schedules and the like refer to the Articles, Sections, Exhibits, Schedules and the like of this Agreement unless otherwise indicated.

         "Assessment Rate" means, for any Interest Period for any CD Loan, the average rate (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which premiums for deposit insurance are then charged to the Bank by the Federal Deposit Insurance Corporation (or any successor) during such Interest Period for Dollar time deposits with the Bank at the Principal Office, as estimated by the Bank in good faith.

         "Asset Coverage Statement" means the monthly statement substantially in the form attached hereto as Exhibit C which is to be provided by the Borrower to the Bank pursuant to Section 6.08(c) hereof.

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         "Banking  Day"  means  any  day  on  which  commercial  banks  are  not authorized or required to close in New York City and whenever such day relates to a Eurodollar Loan or notice with respect to any Eurodollar Loan, a day on which dealings in Dollar deposits are also carried out in the London interbank market.

         "CD Loan" means any Loan when and to the extent the interest rate therefor is determined on the basis of clause (b) or (d) of the definition "Fixed Base Rate."

         "Closing Date" means the date of this Agreement.

         "Code" means the Internal Revenue Code of 1986, a. amended from time to time.

         "Commission" means the Securities and Exchange Commission.

         "Commitment" means the obligation of the Bank to make Loans under this Agreement in the aggregate principal amount of $150,000,000, as such amount may be reduced or otherwise modified from time to time in accordance with the terms of this Agreement.

         "Custodian" means State Street Bank & Trust Company or any other duly appointed custodian for the Borrower.

         "Default" means the occurrence and continuance of any event which with the giving of notice or lapse of time, or both, would become an Event of Default.

         "Default Rate" means, with respect to the principal of any Loan and, to the extent permitted by law, any other amount payable by the Borrower under this Agreement or the Note that is not paid when due (whether at stated maturity, by acceleration or otherwise), a rate per annum during the period from and including the due date, to, but excluding the date on which such amount is paid in full equal to 1% above the Variable Rate as in effect from time to time plus the Margin (if any) (provided that, if the amount so in default is principal of a Fixed Rate Loan and the due date thereof is a day other than the last day of the Interest Period therefor, the "Default Rate" for such principal shall be, for the period from and including the due date and to but excluding the last day of the Interest Period therefor, 2% above the interest rate for such Loan as provided in Section 2.10 hereof and, thereafter, the rate provided for above in this definition).

         "Dollars" and the sign "$" mean lawful money of the United States of America.

         "Domestic Government Securities" means obligations (a) which are owned by the Borrower free and clear of any Lien, and (b) which are (i) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United

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States of America or by any agency  thereof to the extent such  obligations  are backed by the full faith and credit of the United States of America, or (ii) direct obligations of any agency of the United States of America which are rated no lower than "AA+" by Standard Poor's Corporation ("S&P") or "A1" by Moody's Investor Service, Inc. ("Moody's") provided that such obligations were rated "AAA" by S&P or "Aaa" by Moody's at the time of their purchase or acquisition by the Borrower, or (iii) direct obligations of the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation or the Government National Mortgage Association. It is understood that a call option, written by the Borrower, on any type of security held by the Borrower shall not be deemed to create a Lien on any such security provided that the terms of such call option or any agreement relating thereto do not create or grant any security interest in such security and Borrower retains complete beneficial ownership of and control over such security; provided, that the Borrower may exercise such control through its Custodian and subcustodians. It is further understood that an escrow receipt (an "Escrow Receipt") issued by the Custodian pursuant to the terms of any such call option issued solely on any obligations of the type described in clauses (i), (ii) and (iii) of the first sentence of this definition shall not be deemed a Lien if (i) the Escrow Receipt limits the rights of the holder of the Escrow Receipt to the receipt of the securities specified therein upon payment by such holder to the Custodian of the purchase price for such securities specified in the call option for which such Escrow Receipt was issued, plus accrued interest, on the exercise date (or during the exercise period) specified in such call option, and (ii) the Borrower has an agreement with the holder of the call option in respect of which the Escrow Receipt was issued, pursuant to which agreement the Borrower has the right to repurchase such call option upon notice.

         "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

         "Eurodollar Loan" means any Loan when and to the extent the interest rate therefor is determined on the basis of clause (a) or (c) of the definition "Fixed Base Rate."

         "Event of Default" has the meaning given such term in Section 9.01.

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         "Facility Documents" means this Agreement and the Note.

         "Fair Market Value" of a security shall be the value assigned to a given security in the most recent calculation by the Borrower of its Net Asset Value. Fair Market Value shall be determined on each day that the New York Stock Exchange is open for trading and shall be in accordance with the applicable requirements of the 1940 Act and the provisions of Exhibit D hereto, which Exhibit D may be amended by the Borrower from time to time provided that (i) any such amendment is in accordance with the 1940 Act and (ii) the Borrower provides notice to the Bank of any amendment in the first Portfolio Report provided to the Bank after the effectiveness of such amendment.

         "Federal Funds Rate" means, for any day, the rate per annum (expressed on a 365/366 day basis of calculation, if the rate on Variable Rate Loans is so calculated) equal to the weighted average of the rates on overnight federal funds transactions as published by the Federal Reserve Bank of New York for such day (or for any day that is not a Banking Day, for the immediately preceding Banking Day).

         "Final Maturity Date" means (i) with respect to Variable Rate and CD Loans, the date 180 days after the Termination Date and (ii) with respect to Eurodollar Loans, the numerically corresponding date in the sixth calendar month after the Termination Date.

         "Financial  Contracts"  means  option  contracts,  options  on  futures contracts, futures contracts, forward foreign currency exchange contracts, options on foreign currencies, repurchase agreements, reverse repurchase agreements, securities lending agreements, when-issued securities and other similar arrangements entered into by the Borrower in the ordinary course of its business in accordance with its Investment Practices.

         "Fixed Base Rate" means with respect to any Fixed Rate Loan:

         (a) for a Eurodollar Loan having an Interest Period of one, two, three or six calendar months, the rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) quoted at approximately 11:00 a.m. London time by the principal London branch of the Bank two Banking Days prior to the first day of the Interest Period for such Loan for the offering to leading banks in the London interbank market of Dollar deposits in immediately available funds, for a period equal to the Interest Period of such Loan and in an amount substantially equal to the principal amount of such Loan;

         (b) for a CD Loan having an Interest Period of 30, 60, 90 or 180 days, the rate per annum (rounded upwards, if necessary, to the nearest 1/20 of 1%) determined by the bank to be the average of the bid rates quoted to it at the Principal Office at approximately 10:00 a.m. New York City time (or as soon thereafter as

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practicable)  on the first day of the Interest  Period for such Loan by New York certificate of deposit dealers of recognized standing selected by the Bank for the purchase at face value of certificates of deposit of the Bank having a maturity equal to the Interest Period of such CD Loan and in an amount substantially equal to the principal amount of such CD Loan; provided that, if such quotations from such dealers are not available to the Bank, it shall determine a reasonably equivalent rate on the basis of another source or sources selected by it in good faith;

         (c) for a Eurodollar Loan having an Interest Period of other than one, two, three or six calendar months, the rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) quoted at approximately 11:00 a.m. London time by the principal London branch of the Bank two Banking Days prior to the first day of the Interest Period for such Loan for the offering to leading banks in the London interbank market of Dollar deposits in immediately available funds for a period, and in an amount, comparable to such Interest Period and principal amount of the Eurodollar Loan which shall be made by the Bank and outstanding during such Interest Period; and

         (d) for a CD Loan having an Interest Period of other than 30, 60, 90 or 180 days, the rate per annum (rounded upwards, if necessary, to the nearest 1/20 of 1%) determined by the Bank to be the average of the bid rates quoted to it at the Principal Office at approximately 10:00 a.m. New York City time (or as soon thereafter as practicable) on the first day of the Interest Period for such Loan by New York certificate of deposit dealers of recognized standing selected by the Bank for the purchase at face value of certificates of deposit of the Bank having a maturity, and in an amount, comparable to such Interest Period and the principal amount of the CD Loan which shall be made by the Bank and outstanding during such Interest Period; provided that, if such quotations from such dealers are not available to the Bank, it shall determine a reasonably equivalent rate on the basis of another source or sources selected by it in good faith.

         "Fixed Rate" means, for any Fixed Rate Loan, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Bank to be equal to the sum of (a) the quotient of (i) the Fixed Base Rate for such Loan for the Interest Period therefor, divided by (ii) one minus the Reserve Requirement for such Loan for such Interest Period plus (b) if such Loan is a CD Loan, the Assessment Rate in effect at the commencement of such Interest Period.

         "Fixed Rate Loan" means any Eurodollar or CD Loan.

         "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time, applied on a basis consistent with those used in the preparation of the

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financial  statements  referred to in Section 5.05 (except for changes concurred in by the Borrower's independent public accountants).

         "Interest Period" means the period commencing on the date a Loan is made and ending, as the Borrower may select pursuant to Section 2.06: (a) in the case of Variable Rate Loans, on any day less than 180 days thereafter; (b) in the case of Eurodollar Loans, on the numerically corresponding day in the first, second, third or sixth calendar month thereafter (or on such other day prior to the numerically corresponding day in the sixth calendar month thereafter as the Borrower may request) provided that each such Interest Period which commences on the last Banking Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Banking Day of the appropriate calendar month; and (c) in the case of CD Loans, on the day 30, 60, 90 or 180 days thereafter (or on such other day less than 180 days thereafter as the Borrower may request).

         "International Government Securities" means debt securities issued by any country which is a member of OECD (other than the United States of America) which are (x) rated "AA-" or better by S&P or "Aa3" or better by Moody's and (y) owned by the Borrower free and clear of any Lien. It is understood that a call option, written by the Borrower, on any type of security held by the Borrower shall not be deemed to create a Lien on any security held by the Borrower provided that the terms of such call option or any agreement relating thereto do not create or grant any security interest in such security and Borrower retains complete beneficial ownership of and control over such security; provided that the Borrower may exercise such control through its Custodian and subcustodians.

         "Investment Adviser" means Massachusetts Financial Services Company.

         "Investment Practices" means the investment objectives and fundamental investment policies and restrictions in effect with respect to the Borrower, as may be set forth either in the Registration Statement or in a vote adopted by the shareholders of the Borrower.

         "Lending Office" means, for each type of Loan, the lending office of the Bank (or of an affiliate of the Bank) designated as such for such type of Loan on its signature page hereof or such other office of the Bank (or of an affiliate of the Bank) as the Bank may from time to time specify to the Borrower as the office by which its Loans of such type are to be made and maintained.

         "Lien" means any lien (statutory or otherwise), security interest, mortgage, deed of trust, priority, pledge, charge,

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conditional   sale,  title  retention   agreement,   financing  lease  or  other
encumbrance or similar right of others, or any agreement to give any of the foregoing.

         "Loan" means any loan made by the Bank pursuant to Section 2.01.

         "Margin" means (a) for a Variable Rate Loan, 0%; (b) for a Eurodollar Loan, 3/8 of 1%; and (c) for a CD Loan, 3/8 of 1%.

         "Net Asset Coverage" means, as at any date of determination thereof, an amount equal to the sum of:

         (a) the product of (x) the sum of: (i) the aggregate Fair Market Value of Domestic Government Securities (other than securities subject to call options) on such date of determination and (ii) with respect to each Domestic Government Security subject to a call option, the lower of the Fair Market Value of such security on such date of determination and the exercise price for such security specified in the related call option, and (y) 66 2/3%; and

         (b) the product of (x) the sum of: (i) the aggregate Fair Market Value of International Government Securities (other than securities subject to call options) on such date of determination and (ii) with respect to each International Government Security subject to a call option, the lower of the Fair Market Value of such security on such date of determination and the exercise price for such security specified in the related call option, and (y) 50%.

         "Net Asset Value" means the aggregate net asset value of the Borrower as determined on each day that the New York Stock Exchange is open for trading and in accordance with the requirements of the 1940 Act, and the terms of Exhibit D hereto as such Exhibit may be amended by the Borrower in accordance with the terms hereof.

         "Note" means the promissory note of the Borrower in the form of Exhibit A hereto evidencing the Loans made by the Bank hereunder.

         "OECD" means the Organization for Economic Cooperation and Development.

         "Person" means an individual, partnership, corporation, business trust,
joint  stock  company,  trust,   unincorporated   association,   joint  venture,
governmental authority or other entity of whatever nature.

         "Portfolio Report" means the monthly portfolio valuation report to be provided by the Borrower to the Bank pursuant to Section 6.08(c) hereof.

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         "Prime Rate" means that rate of interest from time to time announced by the Bank at the Principal Office as its prime commercial lending rate.

         "Principal Office" means the principal office of the Bank, presently located at 1 Chase Manhattan Plaza, New York, New York 10081.

         "Public Accountants" means the independent certified public accountants of recognized standing, acting as auditors for the Borrower.

         "Registration Statement" means as of any date of determination the currently effective Registration Statement of the Borrower on Form N-2 or any successor form as amended by amendment most recently filed with the Commission.

         "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.

         "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.

         "Regulatory Change" means any change after the date of this Agreement in United States federal, state, municipal or foreign laws or regulations (including without limitation Regulation D) or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including the Bank of or under any United States, federal, state, municipal or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

         "Reserve Requirement" means, for any Interest Period for any Fixed Rate Loan, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during the Interest Period for such Loan under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding $1,000,000,000 against
(a) in the case of Eurodollar Loans, "Eurocurrency liabilities (as such term is used in Regulation D) or (b) in the case of CD Loans, non-personal Dollar time deposits in an amount of $100,000 or more. Without limiting the effect of the foregoing, the Reserve Requirement shall also reflect any other reserves required to be maintained by such member banks by reason of any Regulatory Change against (i) any category of liabilities which includes deposits by reference to which the Fixed Base Rate for Eurodollar or CD Loans (as the case may be) is to be determined as provided in the definition of "Fixed Base Rate" in this Section 1.01 or (ii) any

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

category of extensions of credit or other assets which include Eurodollar or CD Loans (as the case may be).

         Subsidiary" means, with respect to any Person, any corporation or other entity of which at least a majority of the securities or other ownership interests having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by such Person.

         Termination Date" means the later of (a) November 9, 1993 and (b) if the Termination Date has been extended pursuant to Section 2.01(c), the date to which the Termination Date has been so extended; provided that if such date is not a Banking Day, the Termination Date shall be the immediately preceding Banking Day.

         "Variable Rate" means, for any day, the higher of (a) the Federal Funds Rate for such day plus 3/8 of 1% and (b) the Prime Rate for such day.

         "Variable Rate Loan" means any Loan when and to the extent the interest rate for such Loan is determined in relation to the Variable Rate.

         "1940 Act" means the Investment Company Act of 1940, as amended .

         Section 1.02. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP, and all financial data required to be delivered hereunder shall be prepared in accordance with GAAP.

                             ARTICLE 2. THE CREDIT.

         Section 2.01. The Loans. (a) Subject to the terms and conditions of this Agreement, the Bank agrees to make loans (the "Loans") to the Borrower from time to time, from and including, the date hereof to, but excluding, the Termination Date up to, but not exceeding, the amount of the Commitment. The Loans may be outstanding as Variable Rate Loans or Eurodollar Loans or CD Loans (each a "type" of Loan). Loans of each type shall be made and maintained at the Bank's Lending Office for such type of Loans.

         (b) Each Loan shall be due and payable on the last day of the Interest Period therefor.

         (c) The Borrower may request, in a notice given as herein provided not less than 110 days and not more than 150 days prior to the Termination Date then in effect (the Existing Termination Date), that the Termination Date be extended, which notice shall specify a date (which shall be no later than the ninetieth day before the Existing Termination Date) as of which the requested extension is to be effective (the "Requested Effective Date"), and the new Termination Date to be in effect following such extension the "Requested
Termination Date"), which date shall be no more than 360 days after the Requested Effective Date of such extension (with the Effective Date being counted as the first day). The Bank shall, not later than a date 90 days prior to the Existing Termination Date, send by facsimile transmission a notice to the Borrower (the "Bank Notice") of its election to extend or not to extend the Termination Date and shall mail a copy of the Bank Notice to the Borrower; provided, however, that the failure by the Bank to give the Bank Notice shall be deemed to be an election not to extend the Termination Date. A Bank Notice hereunder notifying the Borrower of the Bank's election to extend the Termination Date shall specify the extended Termination Date which shall be a date 360 days after the date of the Bank Notice (with the date of the Bank Notice counted as the first day) and the date of the Bank Notice shall be the date on which the extension is to be effective (the "Effective Date").

         Section 2.02. The Note. The Loans shall be evidenced by a single promissory note in favor of the Bank in the form of Exhibit A, dated the date of this Agreement, duly completed and executed by the Borrower.

         Section 2.03. Purpose. The Borrower shall use the proceeds of the Loans for such purposes, including without limitation the purchase of securities, as are in accordance with the Investment Practices; provided, however, that such proceeds shall not be used for the purpose, whether immediate, incidental or ultimate, of buying or carrying "margin stock" within the meaning of Regulation U.

         Section 2.04. Borrowing Procedures. The Borrower shall give the Bank notice of each borrowing to be made hereunder as provided in Section 2.08. Not later than 1:00 p.m. New York City time on the date of such borrowing, the Bank shall, through its Lending Office and subject to the conditions of this Agreement, make the amount of the Loan to be made by it on such day available to the Borrower, in immediately available funds, at the Principal Office and shall promptly transfer such funds pursuant to the Borrower's instructions.

         Section 2.05. Prepayments. The Borrower shall have the right to prepay Loans at any time or from time to time; provided that: (a) the Borrower shall give the Bank notice of each such prepayment as provided in Section 2.08; and
(b) any prepayment of a Fixed Rate Loan on a day other than the last day of the Interest Period for such Loan shall include any amounts payable pursuant to
Section 3.04 in connection therewith.

         Section 2.06. Interest Periods. In the case of each Loan, the Borrower shall select an Interest Period of any duration in accordance with the definition of Interest Period in Section 1.01, subject to the following limitations: (a) no Interest Period may extend beyond the Final Maturity Date; and (b) if an Interest Period would end on a day which is not a Banking Day, such Interest Period shall be extended to the next Banking Day, unless, in the case of a Eurodollar Loan, such Banking Day would fall in the next calendar month in which event such Interest Period shall end on the immediately preceding Banking Day.

         Section 2.07. Changes of Commitment. (a) The Borrower shall have the right to reduce or terminate the amount of unused Commitment at any time or from time to time, provided that: (i) the Borrower shall give notice of each such reduction or termination to the Bank as provided in Section 2.08; and (ii) each partial reduction shall be in an aggregate amount at least equal to $10,000,000.

         (b) The Commitment once reduced or terminated may not be reinstated.

         Section 2.08. Certain Notices. Notices by the Borrower to the Bank of each borrowing pursuant to Section 2.04, each prepayment pursuant to Section
2.05 and each reduction or  termination  of the  Commitment  pursuant to Section
2.07 shall be irrevocable and shall be effective only if received by the Bank not later than 12:00 noon New York City time, and (a) in the case of borrowings
(i) of Variable Rate Loans, given on the Banking Day therefor; (ii) Eurodollar Loans, given three Banking Days prior thereto; and (iii) CD Loans, given two Banking Days prior thereto; (b) in the case of prepayments of Loans, given one Banking Day prior thereto; and (c) in the case of reductions or termination of the Commitment, given three Banking Days prior thereto. Each such notice shall specify the Loans to be borrowed or prepaid and the amount (subject to Section 2.09) and type of the Loans to be borrowed or prepaid and the date of borrowing or prepayment (which shall be a Banking Day). Each such notice of reduction or termination shall specify the amount of the Commitment to be reduced or terminated.

         Section 2.09. Minimum Amounts. Except for borrowings which exhaust the full remaining amount of the Commitment, and prepayments which result in the prepayment of all Loans, each borrowing and prepayment of principal of Loans shall be in an amount at least equal to $10,000,000.

         Section 2.10. Interest. (a) Interest shall accrue on the outstanding and unpaid principal amount of each Loan for the period from and including the date of making such Loan to but excluding the date such Loan is due at the following rates per annum: (i) for a Variable Rate Loan, at a variable rate per annum equal to the Variable Rate plus any Margin and (ii) for a Fixed Rate Loan, at a fixed rate equal to the Fixed Rate plus the Margin. If the principal amount of any Loan and any other amount payable by the Borrower hereunder or under the Note shall not be paid when due (at stated maturity, by acceleration or otherwise), interest shall accrue on such amount to the fullest extent permitted by law from and including such due date to but excluding the date such amount is paid in full at the Default Rate.

         (b) The interest rate on each Variable Rate Loan shall change when the Variable Rate changes and interest on each such Loan shall be calculated on the basis of a year of 365 (or in the case of a leap year, 366) days for the actual number of days elapsed. Interest on each Fixed Rate Loan shall be calculated on the basis of a year of 360 days for the actual number of days elapsed.

         (c) Accrued interest with respect to a Loan shall be due and payable in arrears upon any payment of principal of the Loan and on the last day of the Interest Period with respect thereto and, in the case of an Interest Period greater than three months or 90 days, at three-month (in the case of a Eurodollar Loan) or 90-day (in the case of a CD Loan or a Variable Rate Loan) intervals after the first day of such Interest Period; provided that interest accruing at the Default Rate shall be due and payable from time to time on demand of the Bank.

         Section 2.11. Fees. The Borrower shall pay to the Bank a commitment fee on the daily average unused Commitment for the period from and including the date hereof to the earlier of the date the Commitment is terminated and the Termination Date at a rate per annum equal to 1/8 of 1%, calculated on the basis of a year of 365 (or, in a leap year, 366) days for the actual number of days elapsed. The accrued commitment fee shall be due and payable in arrears upon the date of any reduction or termination of the Commitment with respect to the amount of the Commitment so reduced or terminated, and otherwise on the last day of each March, June, September and December, commencing on the first such date after the Closing Date, and on the Termination Date.

         Section 2.12. Payments Generally. All payments under this Agreement or the Note shall be made in Dollars in immediately available funds not later than 1:00 p.m. New York City time on the relevant dates specified above (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Banking Day) at the Principal Office for the account of the applicable Lending Office of the Bank; provided that, when a new Loan is to be made by the Bank on a date the Borrower is to repay any principal of an outstanding Loan, the Bank shall apply the proceeds thereof to the payment of the principal to be repaid and only an amount equal to the difference between the principal to be borrowed and the principal to be repaid shall be made available by the Bank to the Borrower as provided in Section 2.04 or paid by the Borrower to the Bank pursuant to this Section 2.12, as the case may be. The Borrower shall, at the time of making each payment under this Agreement or the Note, specify to the Bank the principal or other amount payable by the Borrower under this Agreement or the Note to which such payment is to be applied (and in the event that it fails to so specify, or if a Default or Event of Default has occurred and is continuing, the bank may apply such payment as it may elect in its sole discretion). If the due date of any payment under this Agreement or the Note would otherwise fall on a day which is not a Banking Day, such date shall be extended to the next succeeding Banking Day and interest shall be payable for any principal so extended for the period of such extension.

                 ARTICLE 3. YIELD PROTECTION; ILLEGALITY; ETC.

         Section 3.01. Additional Costs. (a) If the bank shall determine an additional amount to be necessary to compensate it for any costs which the Bank determines are attributable to its making or maintaining any Fixed Rate Loans under this Agreement or the Note or its obligation to make any such Loans hereunder, or any reduction in any amount receivable by the Bank hereunder in respect of any such Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any Regulatory Change which: (i) changes the basis of taxation of any amounts payable to the Bank under this Agreement or the Note in respect of any of such Loans (other than taxes imposed on the overall net income of the Bank or of its Lending Office for any of such Loans by the jurisdiction in which the Principal Office or such Lending Office is located); or (ii) imposes or modifies any reserve, special deposit, deposit insurance or assessment, minimum capital, capital ratio or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, the Bank (including any of such Loans or any deposits referred to in the definition of "Fixed Base Rate" in Section 1.01); or (iii) imposes any other condition affecting this Agreement or the Note (or any of such extensions of credit or liabilities), the Bank will notify the Borrower of the occurrence of such event occurring after the date of this Agreement which will entitle the Bank to compensation pursuant to this Section 3.01(a) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. The additional amounts payable hereunder by the Borrower will be such amounts as, in the Bank's reasonable determination, will compensate the Bank for such Additional Costs and, subject to the further terms of this paragraph, such amount shall be due and payable by the Borrower to the Bank at the time of such notice. If at the time of notice to the Borrower that amounts are due under this
Section 3.01(a), the Borrower and the Bank disagree as to the amounts payable, then the Borrower and the Bank shall thereafter attempt to negotiate in good faith an adjustment to the compensation payable hereunder which will adequately compensate the Bank for such Additional Costs. If the Borrower and the Bank are unable to agree to such adjustment within thirty days of the day on which the Borrower receives such notice, then commencing as of the date of such notice, the fees payable hereunder shall increase by an amount which will, in the Bank's reasonable determination, compensate the Bank for such Additional Costs, the Bank's determination of such amount to be conclusive and binding on the Borrower absent manifest error.

         (b) Without  limiting the effect of the  foregoing  provisions  of this
Section 3.01, in the event that, by reason of any Regulatory Change, the Bank either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of the Bank which includes deposits by reference to which the interest rate on Eurodollar or CD Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of the Bank which includes Eurodollar or CD Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if the Bank so elects by notice to the Borrower, the obligation of the Bank to make Loans of such type hereunder shall be suspended until the date such Regulatory Change ceases to be in effect.

         (c) Without  limiting the effect of the  foregoing  provisions  of this
Section 3.01 (but without duplication), the Borrower shall pay to the Bank from time to time on request such amounts as the Bank may determine to be necessary to compensate the Bank for any costs which it determines are attributable to the maintenance by it or any of its affiliates pursuant to any law or regulation of any jurisdiction or any interpretation, directive or request (whether or not having the force of law and whether in effect on the date of this Agreement or thereafter) of any court or governmental or monetary authority of capital in respect of its Loans hereunder or its obligation to make Loans hereunder (such compensation to include, without limitation, an amount equal to any reduction in return on assets or equity of the Bank to a level below that which it could have achieved but for such law, regulation, interpretation, directive or request). The Bank will notify the Borrower if it is entitled to compensation pursuant to this Section 3.01(c) as promptly as practicable after it determines to request such compensation. If at the time of notice to the Borrower that amounts are due under this Section 3.01(c) the Borrower and the Bank disagree as to the amounts payable, then the Borrower and the Bank shall thereafter attempt to negotiate in good faith an adjustment to the compensation payable hereunder which will adequately compensate the Bank for such costs. If the Borrower and the Bank are unable to agree to such adjustment within thirty days of the day on which the Borrower receives such notice, then commencing as of the date of such notice, the fees payable hereunder shall increase by an amount which will, in the Bank's reasonable determination, compensate the Bank for such costs, the

Bank's determination of such amount to be conclusive and binding on the Borrower absent manifest error.

         (d)  Determinations  and  allocations  by the Bank for purposes of this
Section 3.01 of the effect of any Regulatory Change pursuant to subsections (a) or (b), or of the effect of capital maintained pursuant to subsection (c), on its costs of making or maintaining Loans or its obligation to make Loans, or on amounts receivable by, or the rate of return to, it in respect of loans or such obligation, and of the additional amounts required to compensate the Bank under this Section 3.01, shall be conclusive, absent manifest error, provided that such determinations and allocations are made in good faith and allocated among commercial customers of the Bank on a fair and reasonable basis. The Bank shall upon request provide to the Borrower in reasonable detail a copy of calculations done by the bank in making such determinations.

         Section 3.02. Basis For Determining Interest Rate Inadequate or Unfair. Anything herein to the contrary notwithstanding, if the Bank determines in good faith (which determination shall be conclusive) that:

         (a) quotations of interest rates for the relevant deposits referred to in the definition of "Fixed Base Rate" in Section 1.01 are not available in the relevant amounts or for the relevant maturities for purposes of determining the rate of interest for any type of Fixed Rate Loans as provided in this Agreement; or

         (b) the relevant rates of interest referred to in the definition of "Fixed Base Rate" in Section 1.01 upon the basis of which the rate of interest for any type of Fixed Rate Loans is to be determined do not adequately cover the cost to the Bank of making or maintaining such Loans;

then the Bank shall give the Borrower prompt notice thereof, and so long as such condition remains in effect, the Bank shall be under no obligation to make Loans of such type.

         Section 3.03. Illegality. Notwithstanding any other provision in this Agreement, in the event that it becomes unlawful for the Bank or its Lending Office to honor its obligation to make or maintain Eurodollar Loans hereunder, then the Bank shall promptly notify the Borrower thereof and the Bank's obligation to make or maintain Eurodollar Loans hereunder shall be suspended until such time as the Bank may again make and maintain such affected Loans and the Borrower shall, upon the request of the Bank on the date specified, prepay any of such Loans then outstanding together with accrued interest and any amount due under Section 3.04. If the Bank shall request prepayment of such Eurodollar Loans in such notice, the Borrower shall immediately prepay in full the then outstanding principal amount of each such Eurodollar Loan, together with accrued interest thereon. Concurrently with prepaying each such Eurodollar Loan, the Borrower shall borrow a Variable Rate Loan in an equal principal amount, plus, to the extent an adequate amount of unused Commitment is available, an amount of principal equal to interest accrued on each such prepaid Eurodollar Loan from the Bank, and the Bank shall make such a Variable Rate Loan with an Interest Period equal to the remaining portion of the Interest Period of the Eurodollar Loan being repaid.

         Section 3.04. Certain Compensation. The Borrower shall pay to the Bank, upon the request of the bank, such amount or amounts as shall be sufficient (in the reasonable opinion of the Bank) to compensate it for any loss (other than the lost Margin), cost or expense which the Bank determines is attributable to:

         (a) any payment of a Fixed Rate Loan on a date other than the last day of an Interest Period for such Loan (whether by reason of acceleration or otherwise); or

         (b) any failure by the Borrower to borrow a Fixed Rate Loan to be made by the Bank on the date specified therefor in the relevant notice under Section 2.04.

         Without limiting the foregoing, such compensation shall include an amount equal to the excess, if any, of: (i) the amount of interest (excluding any Margin) which otherwise would have accrued on the principal amount so paid or not borrowed for the period from and including the date of such payment or failure to borrow to but excluding the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, to but excluding the last day of the Interest Period for such Loan which would have commenced on the date specified therefor in the relevant notice) at the applicable rate of interest for such Loan provided for herein; over (ii) the amount of interest (as reasonably determined by the Bank) the Bank would have bid in the London interbank market (if such Loan is a Eurodollar Loan) or the United States secondary certificate of deposit market (if such Loan is a CD Loan) for Dollar deposits for amounts comparable to such principal amount and maturities comparable to such period. A determination of the Bank as to the amounts payable pursuant to this Section 3.04 shall be conclusive absent manifest error and the Bank shall upon request provide to Borrower a copy of calculations in reasonable detail done by the Bank in making such determination.

                        ARTICLE 4. CONDITIONS PRECEDENT.

         Section 4.01. Documentary Conditions Precedent. The obligation of the Bank to make the Loan constituting the initial borrowing is subject to the condition precedent that the Bank shall have received on or before the date of such Loan each of the following, in form and substance satisfactory to the Bank and its counsel:

         (a) the Note duly executed by the Borrower;

         (b) a certificate of the Secretary or Assistant Secretary of the Borrower, dated the Closing Date, attesting to all trust action taken by the Borrower, including resolutions of its Board of Trustees authorizing the execution, delivery and performance of the Facility Documents and each other document to be delivered pursuant to this Agreement;

         (c) a certificate of the Secretary or Assistant Secretary of the Borrower, dated the Closing Date, certifying the names and true signatures of the officers of the Borrower and such other persons authorized to sign the Facility Documents and the other documents to be delivered by the Borrower under this Agreement;

         (d) a certificate of a duly authorized officer of the Borrower, dated the Closing Date, stating that the representations and warranties in Article 5 are true and correct on such date as though made on and as of such date and that no event has occurred and is continuing which constitutes a Default or Event of Default; and

         (e) a favorable opinion of in-house counsel for the Borrower, dated the Closing Date, in substantially the form of Exhibit B and as to such other matters as the Bank may reasonably request.

         Section 4.02. Additional Conditions Precedent. The obligation of the Bank to make any Loan (including the initial Loan) shall be subject to the further conditions precedent that on the date of such Loan:

         (a)      the following statements shall be true:

                  (i) the representations and warranties contained in Article 5 are true and correct on and as of the date of such Loan as though made on and as of such date, provided that the representations and warranties in Section 5.04 need not be true and correct if after such Loan there is no net increase in the aggregate principal amount outstanding hereunder; and

                  (ii) no Default or Event of Default has occurred and is continuing, or would result from such Loan.

         (b) immediately after giving effect to such Loan, Net Asset Coverage shall equal or exceed the aggregate outstanding amount of the Loans;

         (c) immediately after giving effect to such Loan, no more than 25% of the assets of the Borrower shall constitute "margin stock" (as defined in Regulation U); and

         (d) the Bank shall have received such approvals, opinions or documents as the Bank may reasonably request.

         Section 4.03. Deemed Representations. Each notice of a Loan and acceptance by the Borrower of the proceeds thereof shall constitute a representation and warranty that the statements contained in Sections 4.02(a), 4.02(b) and 4.02(c) are true and correct both on the date of such notice and, unless the Borrower otherwise notifies the Bank prior to such borrowing, as of the date of such Loan.

                   ARTICLE 5. REPRESENTATIONS AND WARRANTIES.

The Borrower hereby represents and warrants that:

         Section 5.01. Organization. Good Standing and Due Qualification. The Borrower is a business trust duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, has the trust power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged in accordance with its Investment Practices.

         Section 5.02. Trust Power and Authority; No Conflicts. The execution, delivery and performance (including without limitation the incurrence of indebtedness by the Borrower as contemplated by the Facility Documents) by the Borrower of the Facility Documents have been duly authorized by all necessary trust action and do not and will not: (a) require any consent or approval of its shareholders; (b)) contravene its declaration of trust or by-laws or any of its Investment Practices; (c) violate any provision of, or require any filing (other than routine filings where the failure to make such filing would not have a material adverse effect on the financial condition, operations, properties or business of the Borrower or the ability of the Borrower to perform its obligations to pay principal and interest on Loans made under the Facility Documents), registration, consent or approval under, any law (including, without limitation, the 1940 Act), rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Borrower; (d) result in a breach of or constitute a default or require any consent under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected; (e) result in, or require, the creation or imposition of any Lien, upon or with respect to any of the properties now owned or hereafter acquired by the Borrower; or (f) cause the Borrower to be in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, agreement, lease or instrument.

         Section 5.03. Legally Enforceable Agreements. Each Facility Document is, or when delivered under this Agreement will be, a legal, valid and binding obligation of the borrower enforceable against the Borrower in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors' rights generally.

         Section 5.04. Litigation. There are no actions, suits or formal legal proceedings pending or, to the knowledge of the Borrower, threatened, against or affecting the Borrower before any court, governmental agency or arbitrator, in which there is a reasonable possibility, in any one case or in the aggregate, of an adverse decision which would materially adversely affect the financial condition, operations, properties or business of the Borrower or the ability of the Borrower to perform its obligations to pay principal and interest on Loans made under the Facility Documents.

         Section 5.05. Financial Statements. The annual financial statements dated October 31, 1991 and the semi-annual financial statements of the Borrower dated April 30, 1992, each together with the opinion thereon, of the independent certified public accountants appointed as the auditors of the Borrower, copies of which have been furnished to the Bank, are complete and correct and fairly present the financial condition of the Borrower as at such dates and the results of the operations of the Borrower for the periods covered by such statements, all in accordance with GAAP consistently applied (subject to year end adjustments in the case of the interim financial statements). There are no liabilities of the Borrower, fixed or contingent, which are material but are not reflected in the financial statements or in the notes thereto, other than liabilities arising in the ordinary course of business since April 30, 1992 and liabilities which are not otherwise prohibited by the terms of this Agreement. No information, exhibit or report furnished by the Borrower to the Bank in connection with the negotiation of this Agreement contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not materially misleading.

         Section 5.06. Ownership and Liens. The Borrower has title to, or valid leasehold interest in, all of its properties and assets, real and personal, including the properties and assets, and leasehold interests reflected in the financial statements referred to in Section 5.05 (other than any properties or assets disposed of in the ordinary course of business), and none of the properties and assets owned by the Borrower and none of its leasehold interests is subject to any Lien, except as disclosed in such financial statements or as may be permitted hereunder.

         Section 5.07. Taxes. The Borrower has filed all federal income tax returns required to be filed and has paid all taxes, assessments and governmental charges and levies thereon to be due, including interest and penalties, except where Borrower is contesting in good faith by appropriate proceedings such payment and is maintaining in accordance with GAAP and the 1940 Act appropriate reserves for the accrual of the same, and has not received a notice that any of such returns is under examination except as disclosed by the Borrower to the Bank in writing. The Borrower has filed all other tax returns required to be filed except where the failure to so file would not have a material adverse effect on the financial condition, operations, properties or business of the Borrower or on the ability of the Borrower to perform its obligations under the Facility Documents.

         Section 5.08.  Subsidiaries.  The Borrower does not have any
Subsidiaries.

         Section 5.09. Credit Arrangements. As of the date hereof, Schedule I is a complete and correct list of all credit agreements, indentures, purchase agreements, guaranties, and other investments, agreements and arrangements presently in effect providing for or relating to extensions of credit in an amount individually of $5,000,000 or more (including agreements and arrangements for the issuance of letters of credit or for acceptance financing, but excluding Financial Contracts entered into in the ordinary course of business in accordance with the Investment Practices) in respect of which the Borrower is in any manner directly or contingently obligated; and the maximum principal or face amounts of the credit in question, outstanding and which can be outstanding, are correctly stated, and all Liens of any nature given or agreed to be given as security therefor are correctly described or indicated in such Schedule.

         Section 5.10. Operation of Business. The Borrower possesses all licenses, permits, franchises, patents, copyrights, trademarks and trade names, or rights thereto, to conduct its business substantially as now conducted and as presently proposed to be conducted, and the Borrower is not in violation of any valid rights of others with respect to any of the foregoing, except where Borrower's violation would not have a material adverse effect on the business, properties, assets, operations or conditions, financial or otherwise, of the Borrower, or the ability of the Borrower to carry out its obligations to pay the principal and interest on Loans made under the Facility Documents.

         Section 5.11. Hazardous Materials. The Borrower is not required to obtain any permits, licenses and other authorizations which are required under all Environmental Laws, except to the extent failure to have any such permit, license or authorization would not have a material adverse effect on the financial condition, operations, business or prospects of the Borrower.

         Section 5.12. No Default on Outstanding Judgments or Orders. The Borrower has satisfied all judicial judgments and the Borrower is not in default with respect to any judgment, writ, injunction, decree, rule or regulation of any court, arbitrator or federal, state, municipal or other governmenta1 authority, commission, board, bureau, agency or instrumentality, domestic or foreign, except where Borrower's failure to satisfy such judgment or default would not have a material adverse effect on the business, properties, assets, operations or conditions, financial or otherwise, of the Borrower, or the ability of the Borrower to carry out its obligations to pay the principal and interest on Loans made under the Facility Documents.

         Section 5.13. No Defaults on Other Agreements. The Borrower is not a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or restriction under the declaration of trust which would have a material adverse effect on the financial condition, operation, business, properties, assets, operations or conditions, financial or otherwise, of the Borrower, or the ability of the Borrower to carry out its obligations to pay the principal of and interest on Loans made under the Facility Documents. The Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument material to its business to which it is a party.

         Section 5.14. Labor Disputes and Acts of God. The business and the properties of the Borrower are not affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance), materially and adversely affecting such business or properties or the operations of the Borrower.

         Section 5.15. Governmental Regulation: Trust Documents. (a) The Borrower is a closed-end investment company registered under the 1940 Act and has registered the sale of the Borrower's shares of beneficial interest under the Securities Act of 1933, as amended, pursuant to the Registration Statement.

         (b)  The  Borrower  possesses  all  material   governmental   licenses,
authorizations, consents and approvals required to carry on its business in accordance with its Investment Practices.

         (c) The Borrower is in material compliance with all investment policies and restrictions set forth in its declaration of trust and by-laws or in its Investment Practices, and with all laws, rules, regulations, orders, agreements, undertakings, judgments, injunctions, decrees or other instruments applicable to the Borrower.

         Section 5.16. Affiliation. To the best of the knowledge of the Borrower without independent investigation, neither the Borrower nor any Affiliated Person of the Borrower is an Affiliated Person of the Bank.

         Section 5.17.  Investment Adviser.

         (a) The Investment Adviser is duly registered as an investment adviser under the Advisers Act and is the sole investment adviser to the Borrower; and

         (b) The Investment Adviser is a wholly-owned subsidiary of Sun Life Assurance Company of Canada (U.S.).

                       ARTICLE 6. AFFIRMATIVE COVENANTS.

         So long as the Note shall remain unpaid or the Bank shall have any Commitment under this Agreement, the Borrower shall:

         Section 6.01. Maintenance of Existence. Preserve and maintain its trust existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business. The Borrower will pay and discharge at or before maturity all its material obligations and liabilities, including, without limitation, material tax liabilities, except where the same may be contested in good faith by appropriate proceedings, and will maintain, in accordance with generally accepted accounting principles, appropriate reserves for the accrual of the same.

         Section 6.02. Conduct of Business. Continue to engage in a regular manner in a business of the same general type as conducted by it on the date of this Agreement.

         Section 6.03. Maintenance of Properties. Maintain, keep and preserve all of its properties, (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

         Section 6.04. Maintenance of Records. Keep adequate records and books of account, in which complete entries will be made in accordance with the 1940 Act and regulations promulgated thereunder and GAAP (with the exception of the practice whereby the Borrower records the purchase or sale of any security on the business day immediately following the trade date for such purchase or sale in accordance with accepted industry practice) reflecting all financial transactions of the Borrower.

         Section 6.05. Maintenance of Insurance. Maintain insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated, which insurance may provide for reasonable deductibility from coverage thereof.

         Section 6.06. Compliance with Laws. Comply in all respects with all applicable laws, rules, regulations (including, without limitation, the 1940
Act) and orders where the failure to so comply would have a material adverse effect on the financial condition or operations of the Borrower and pay all material taxes, assessments and governmental charges imposed upon it or upon its property before the same become delinquent, except where the same may be contested in good faith by appropriate proceedings, and for which the Borrower maintains, in accordance with the 1940 Act and GAAP, appropriate reserves after the accrual of same.

         Section 6.07. Right of Inspection. At any reasonable time and from time to time, permit the Bank or any agent or representative thereof, to examine and make copies and abstracts from the records and books of account of, and visit the properties of, the Borrower and to discuss the affairs, finances and accounts of the Borrower with any of its officers and Chairman of the Board of Trustees and the Borrower's independent accountants, provided that the Bank shall pay the costs for such access to the Borrower's independent accountants, provided further that the Borrower shall pay the costs for such access to the Borrower's independent accountants if an Event of Default has occurred and has not been cured or the Bank requests such access to determine whether such Event of Default has been cured.

         Section 6.08.  Reparation Requirements.  Furnish to the Bank:

         (a) as soon as available and in any event within 75 days after the end of each fiscal year of the Borrower, a statement of assets and liabilities as of the end of each fiscal year, a statement of operations for such fiscal year, a statement of changes in net assets for such fiscal year and the preceding fiscal year, a portfolio of investments as of the end of such fiscal year and the per share and other data for such fiscal year as well as for the four preceding years (if applicable) prepared in accordance with regulatory requirements, setting forth in each case in comparative form to the extent required by the Securities and Exchange Commission corresponding figures from the preceding fiscal year (except as to portfolios of investments, statements of net assets and statements of operations), all reported on in a manner acceptable to the Securities and Exchange Commission by independent certified public accountants of recognized standing, acting as auditors for the Borrower (the "Public Accountants");

         (b) as soon as available and in any event within 75 days after the end of the first six months of each fiscal year of the Borrower, a statement of assets and liabilities as of the end of such semi-annual semester, a statement of operations for such semiannual semester, a statement of changes in net assets for such semi-annual semester, a portfolio of investments as of the end of such semi-annual semester, all prepared in accordance with regulatory requirements and certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by the Treasurer or any Assistant Treasurer of the Borrower, provided that such certification shall not be required if the financial materials to be provided hereunder are certified by the Public Accountants;

         (c) as soon as available and in any event within 15 days after the end of each month of each fiscal year of the Borrower, (i) a Portfolio Report which shall include a list in reasonable detail of all assets of the Borrower as of the last day of such month, including, without limitation, with respect to each security, the issuer, issue, coupon rate, maturity date, rating, total cost, and Fair Market Value; and (ii) after the end of a month in which a Loan was outstanding, a statement (the "Asset Coverage Statement"), substantially in the form attached as Exhibit C hereto, certified by the Treasurer or any Assistant Treasurer of the Borrower, setting forth the calculations required to determine Net Asset Coverage with computations demonstrating compliance with the covenant contained in Article 8 as of the last day of such month and providing information as to the strike price of any securities subject to call options which are included in the Net Asset Coverage calculation, delivered together with the Portfolio Report which shall indicate which specific securities listed therein are included by the Borrower in the Net Asset Coverage calculation in the Asset Coverage Statement;

         (d) promptly upon receipt thereof, copies of any material reports submitted to the Borrower by independent certified public accountants in connection with examination of the financial statements of the Borrower made by such accountants;

         (e) simultaneously with the delivery of the financial statements referred to in Section 6.08(a) and (b), a certificate of the Treasurer or any Assistant Treasurer of the Borrower (i) certifying that to the best of his knowledge no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto;

         (f) promptly after the commencement thereof, notice of all actions, suits, and formal legal proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Borrower which, if determined adversely to the Borrower, would have a material adverse effect on the financial condition, properties, or operations of the Borrower;

         (g) as soon as possible and in any event within 10 days after the occurrence of each Default or Event of Default a written notice setting forth the details of such Default or Event of Default and the action which is proposed to be taken by the Borrower with respect thereto;

         (h) promptly after the furnishing thereof, copies of any material statement or report furnished to any other party pursuant to the terms of any indenture, loan or credit or similar agreement, which shall not include Financial Contracts entered into by the Borrower in accordance with the Investment Practices, and not otherwise required to be furnished to the Bank pursuant to any other clause of this Section 6.08;

         (i) promptly after the sending or filing thereof, copies of all proxy statements, financial statements and material reports which the Borrower sends to its shareholders, and copies of all regular, periodic, and special reports and all registration statements and amendments thereto which the Borrower files with the Securities and Exchange Commission (including without limitation any amendments to the Registration Statement) or any governmental authority which may be substituted therefor, or with any national securities exchange;

         (j) if at any time the value of all "margin stock" (as defined in Regulation U) owned by the Borrower exceeds (or would, following the application of the proceeds of any Loan hereunder, exceed) 25% of the value of the total assets of the Borrower, a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U; the value of the total assets will be the Fair Market Value of the assets; and

         (k) such other information respecting the condition or operations, financial or otherwise, of the Borrower as the Bank may from time to time reasonably request.

         Section 6.09. Compliance with Investment Restrictions. The Borrower will at all times comply with the fundamental investment restrictions set forth in its Investment Practices, except where the failure to so comply will not have a material adverse effect on the business or financial condition of the Borrower or impair its ability to satisfy its obligations to pay principal and interest on the Loans made under the Facility Documents.

         Section 6.10. Investment Company Act of 1940. The Borrower will at all times be a registered investment company under the 1940 Act.

                         ARTICLE 7. NEGATIVE COVENANTS.

         So long as the Note shall remain unpaid or the Bank shall have any Commitment under this Agreement, the Borrower shall not:

         Section 7.01. Liens. Create, incur, assume or suffer to exist any Lien, upon or with respect to any of its properties, now owned or hereafter acquired, except:

         (a)      Liens securing the Loans hereunder;

         (b) Liens arising in connection with Financial Contracts entered into in accordance with the Investment Practices in the ordinary course of business;

         (c)  Liens  imposed  by  law,   such  as   mechanic's   materialsmen's,
landlord's, warehousemen's and carrier's Liens, and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due for more than 30 days, or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established;

         (d) the Lien granted to the Custodian pursuant to a custodian agreement between such custodian and the Borrower, as in effect from time to time, and any Liens securing reimbursement obligations in respect of a letter of credit issued or renewed (or increased in connection with an increase in coverage or premiums) for the benefit of ICI Mutual Insurance Company;

         (e) Liens for taxes or assessments or other government charges or levies if not yet due and payable or if due and payable if they are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained;

         (f) Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases (permitted under the terms of this Agreement), public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business, provided, that no Liens may be permitted against securities owned by the Borrower pursuant to this subparagraph (f);

         (g) Liens in respect of bonds posted in the appeal of judgments, and judgment and other similar Liens arising in connection with court proceedings, provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

         (h) purchase money Liens on any property other than securities hereafter acquired or the assumption of any Lien on property other than securities existing at the time of such acquisition, or a Lien incurred in connection with any conditional sale or other title retention agreement or a capital lease; provided that:

                  (i) any property subject to any of the foregoing is acquired by the Borrower in the ordinary course of its business and the Lien on any such property is created contemporaneously with such acquisition;

                  (ii) each such Lien shall attach only to the property so acquired and fixed improvements thereon; and

                  (iii) the indebtedness secured by all such Liens shall not exceed at any time in the aggregate the lesser of $20,000,000 or 2.5% of the Net Asset Value of the Borrower; and

         (i) any Lien existing on any asset prior to the date of acquisition thereof by the Borrower provided that such asset was acquired by the Borrower in respect of claims of the Borrower against an issuer of securities held by the Borrower, which assets are received by the Borrower pursuant to bankruptcy, insolvency, reorganization or similar proceeding against such issuer; and provided further that the indebtedness secured by all such Liens shall not exceed at any time in the aggregate 5% of the Net Asset Value of the Borrower.

         Section 7.02. Mergers, Etc. The Borrower shall not merge or consolidate with, or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person (or enter into any agreement to do any of the foregoing) except that: (a) the Borrower may merge or consolidate with another Person so long as the Borrower is the survivor of such consolidation or merger and (b) the Borrower may sell, lease or otherwise transfer all or any substantial part of its assets in the ordinary course of its business in accordance with its Investment Practices.

         Section 7.03.  Amendment of Investment Practices.

         The Borrower will not amend its declaration of trust or By-laws or its Investment Practices if such amendment would have a material adverse effect on the business or financial condition of the Borrower or impair its ability to satisfy its obligations to pay principal of and interest on Loans made under the Facility Documents.

         Section 7.04. Use of Proceeds. The Borrower shall use the proceeds of the Loans for such purposes, including without limitation the purchase of securities, as are in accordance with the Investment Practices; provided, however, that such proceeds shall not be used for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock" within the meaning of Regulation U.

                       ARTICLE 8. FINANCIAL COVENANTS. ,

         So long as the Note shall remain unpaid or the Bank shall have any Commitment under this Agreement:

         Section 8.01. Asset Coverage Test. Net Asset Coverage shall at all times equal or exceed the aggregate principal amount of Loans outstanding.

                         ARTICLE 9 . EVENTS OF DEFAULT.

         Section 9.01. Events of Default. Any of the following events shall be an "Event of Default":

         (a) the Borrower shall: (i) fail to pay the principal of the Note as and when due and payable; or (ii) fail to pay interest on the Note or any fee or other amount due hereunder as and when due and payable and such failure shall continue for eight days;

         (b) any representation or warranty made or deemed made by the Borrower in this Agreement or in any other Facility Document or which is contained in any certificate, document, opinion, financial or other statement furnished at any time under or in connection with any Facility Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made and, only with respect to any document delivered pursuant to Section 6.08(i) and typographical errors therein, shall not have been corrected within ten days of discovery by the Borrower of the incorrectness of such representation, warranty, certification or statement;

         (c) the Borrower shall: (i) fail to perform or observe any term, covenant or agreement contained in Section 2.03 or Articles 7 or 8; or (ii) fail to perform or observe any term, covenant or agreement on its part to be performed or observed (other than the obligations specifically referred to elsewhere in this Section 9.01) in any Facility Document and such failure shall continue for 20 consecutive days after notice from the Bank to the Borrower of such failure;

         (d) the Borrower shall: (i) fail to pay any indebtedness in an aggregate principal amount in excess of $5,000,000, including but not limited to indebtedness for borrowed money (other than the payment obligations described in (a) above), of the Borrower, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); or (ii) fail to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to any such indebtedness, when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration of, after the giving of notice or passage of time, or both, the maturity of such indebtedness; or any such indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

         (e) the Borrower: (i) shall generally not, or be unable to, or shall admit in writing its inability to, pay its debts as such debts become due; or
(ii) shall make an assignment for the benefit of creditors, petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for it or a substantial part of its assets; or (iii) shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (iv) shall have had any such petition or application filed or any such proceeding shall have been commenced, against it, in which an adjudication or appointment is made or order for relief is entered, or which petition, application or proceeding remains undismissed for a period of 60 days or more; or shall be the subject of any proceeding under which its assets may be subject to seizure, forfeiture or divestiture; or (v) by any act or omission shall indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or trustee for all or any substantial part of its property; or (vi) shall suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of 60 days or more;

         (f) one or more judgments, decrees or orders for the payment of money in excess of $5,000,000 in the aggregate shall be rendered against the Borrower and such judgments, decrees or orders shall continue unsatisfied and in effect for a period of 45 consecutive days without being vacated, discharged, satisfied or stayed or bonded pending appeal;

         (g) (i) 40 days shall have elapsed since an officer of the Borrower has actual knowledge of the fact that any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Commission under the Securities Exchange Act of 1934) of 25% or more of the outstanding shares of voting stock of the Borrower; or (ii) during any period of 12 consecutive months, commencing before or after the date of this Agreement, individuals who at the beginning of such 12-month period were trustees of the Borrower, or were trustees as of November 1, 1992 of another investment company advised by the Investment Adviser or any wholly-owned subsidiary thereof, cease for any reason to constitute a majority of the trustees of the Borrower;

         (h) the Investment Adviser or a wholly-owned Subsidiary thereof cease to act as the sole investment adviser to the Borrower;

         (i) there shall be an "assignment" of the investment advisory agreement between the Borrower and the Investment Adviser as defined in the Adviser Act;

         (j)      the Borrower shall convert to an open-end investment company;

         (k) as of the last day of any calendar month, the Net Asset Value of the Borrower shall be less than 66 2/3% of the Net Asset Value of the Borrower as of the last day of the immediately preceding calendar month; or

         (l) the issuance by the Commission of a stop order suspending the effectiveness of the Registration Statement or the institution by the Commission of proceedings for that purpose.

         Section 9.02. Remedies. If any Event of Default shall occur and be continuing, the Bank may, by notice to the Borrower, (a) declare the Commitment to be terminated, whereupon the same shall forthwith terminate, and (b) declare the outstanding principal of the Note, all interest thereon and all other amounts payable under this Agreement and the Note to be forthwith due and payable, whereupon the Note, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided that, in the case of an Event of Default referred to in
Section 9.01(e) above, the Commitment shall be immediately terminated, and the Note, all interest thereon and all other amounts payable under this Agreement shall be immediately due and payable without notice, presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower.

                          ARTICLE 10. MISSCELLANEOUS.

         Section 10.01. Amendments and Waivers. Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be amended or modified only by an instrument in writing signed by the Borrower and the Bank, and any provision of this Agreement may be waived by the Borrower and the Bank. No failure on the part of the Bank or the Borrower to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof or preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

         Section 10.02. Usury. Anything herein to the contrary notwithstanding, the obligations of the Borrower under this Agreement and the Note shall be subject to the limitation that payments of interest shall not be required to the extent that receipt thereof would be contrary to provisions of law applicable to the Bank limiting rates of interest which may be charged or collected by the Bank.

         Section 10.03. Expenses. The Borrower shall reimburse the Bank on demand for all fees and charges of external legal counsel for the Bank incurred in connection with the preparation of this Agreement or the Note; provided, however, that the such legal fees and charges shall not exceed S7, 500 in the aggregate. The Borrower shall reimburse the Bank on demand for all costs, expenses and charges (including, without limitation, fees and charges of external legal counsel for the Bank and costs allocated by its internal legal counsel) incurred in connection with the enforcement of this Agreement and the Note. The Borrower agrees to indemnify the Bank and its directors, officers, employees and agents from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses incurred by any of them arising out of or by reason of any investigation or litigation or other proceedings (including any threatened investigation or litigation or other proceedings) relating to any actual or proposed use by the Borrower of the proceeds of the Loans, including without limitation, the reasonable fees and disbursements of counsel reasonably incurred in connection with any such investigation or litigation or other proceedings (but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified).

         Section 10.04. Survival. The obligations of the Borrower under Sections 3.01, 3.04 and 10.03 shall survive the repayment of the Loans and the termination of the Commitment.

         Section 10.05. Assignment: Participations. (a) This Agreement shall be binding upon, and shall inure to the benefit of, the Borrower, the Bank and their respective successors and assigns, except that the Borrower may not assign or transfer its rights or obligations hereunder. Subject to Sections 10.05(b) and (c) hereof, the Bank may not assign or transfer its rights under this Agreement and the Note without the prior written consent of the Borrower; provided, however, that the Bank may, without such consent or notice, sell participations in, all or any part of any Loan to another bank or other entity, in which event in the case of a participation, the participant shall have no rights under the Facility Documents and all amounts payable by the Borrower under Article 3 shall be determined as if the Bank had not sold such participation. The agreement executed by the Bank in favor of the participant shall not give the participant the right to require the Bank to take or omit to take any action hereunder except action directly relating to (i) the extension of a payment date with respect to any portion of the principal of or interest on any amount outstanding hereunder allocated to such participant, (ii) the reduction of the principal amount outstanding hereunder or (iii) the reduction of the rate of interest payable on such amount or any amount of fees payable hereunder to a rate or amount, as the case may be, below that which the participant is entitled to receive under its agreement with the Bank. The Bank may furnish any information concerning the Borrower in the possession of the Bank from time to time to assignees and participants (including prospective assignees and participants); provided that the Bank shall require any such prospective assignee or such participant (prospective or otherwise) to agree in writing to maintain the confidentiality of such information. With respect to participations and assignments of rights of the Bank permitted under this paragraph (a), the Bank shall remain solely responsible for the performance of its obligations under this Agreement and the Borrower shall continue to deal solely and directly with the Bank in connection with the Bank's rights and obligations under the Agreement.

         (b) In addition to the assignments and participations permitted under paragraph (a) and (c) hereof, the Bank may assign and pledge all or any portion of its Loans and Note to any affiliate of the Bank with prior notice to the Borrower, provided that the Bank shall remain solely responsible for the performance of its obligations under this Agreement and the Borrower shall continue to deal solely and directly with the Bank in connection with the Bank's rights (other than the right to receive payments) and obligations under this Agreement. No such assignment shall release the Bank from its obligations hereunder.

         (c) In addition to the assignments and participations permitted under paragraphs (a) and (b) above, the Bank may assign and pledge all or any portion of its Loans and Note to any Federal Reserve Bank without notice to the Borrower as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank, provided that the Bank shall remain solely responsible for the performance of it obligations under this Agreement and the Borrower shall continue to deal solely and directly with the Bank in connection with the Bank's obligations under this Agreement. No such assignment shall release the Bank from its obligations hereunder.

         Section 10.06. Notices. Unless the party to be notified otherwise notifies the other party in writing as provided in this Section, and except as otherwise provided in this Agreement, notices shall be given to the Bank and to the Borrower by ordinary mail or facsimile transmission addressed to such party at its address on the signature page of this Agreement. Notices shall be effective upon receipt.

         Section 10.07. Setoff. The Borrower agrees that, in addition to (and without limitation of) any right of setoff, banker's lien or counterclaim the Bank may otherwise have, the Bank shall be entitled, at its option, to offset balances (general or special, time or demand, provisional or final) held by it for the account of the Borrower at any of the Bank's offices, in Dollars or in any other currency, against any amount payable by the Borrower under this Agreement or the Note which is not paid when due (regardless of whether such balances are then due to the Borrower), in which case it shall promptly notify the Borrower thereof; provided that the Bank's failure to give such notice shall not affect the validity thereof.

         SECTION 10.08. JURISDICTION. IMMUNITIES. (a) THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE OR UNITED STATES FEDERAL COURT SITTING IN NEW YORK COUNTY OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE NOTE, AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR FEDERAL COURT. THE BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO THE BORROWER AT ITS ADDRESS SPECIFIED IN SECTION 10.06. THE BORROWER AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BB CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. THE BORROWER FURTHER WAIVES ANY OBJECTION TO VENUE IN SUCH STATE AND ANY OBJECTION TO AN ACTION OR PROCEEDING IN SUCH STATE ON THE BASIS OF FORUM NON CONVENIENS. THE BORROWER WAIVES ANY RIGHT IT MAY HAVE TO JURY TRIAL.

         (b) Nothing in this Section 10.08 shall affect the right of the Bank to serve legal process in any other manner permitted by law or affect the right of the Bank to bring any action or proceeding against the Borrower or its property in the courts of any other jurisdictions.

         (c) To the extent that the Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Borrower hereby irrevocably waives such immunity in respect of its obligations under this Agreement and the Note.

         Section 10.09. Table of Contents: Headings. Any table of contents and the headings and captions hereunder are for convenience only and shall not affect the interpretation or construction of this Agreement.

         Section 10.10. Severability. The provisions of this Agreement are intended to be severable. If for any reason any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

         Section 10.11. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing any such counterpart.

         Section 10.12. Integration. The Facility Documents set forth the entire agreement between the parties hereto relating to the transactions contemplated thereby and supersede any prior oral or written statements or agreements with respect to such transactions.

         SECTION 10.13. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY. AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OP NEW YORK.

         Section 10.14. Confidentiality. The Bank agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with safe and sound banking practices, any non-public information supplied to it by the Borrower pursuant to this Agreement which is identified by the Borrower as being confidential at the time the same is delivered to the Bank, provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to counsel for the Bank, (iii) to bank examiners, auditor or accountants, (iv) in connection with any litigation to which the bank is a party or (v) to any assignee or participant (or prospective assignee or participant); provided, however, that to the extent reasonably practicable, the Bank will provide prior notice of such disclosure to the Borrower.

         Section 10.15. Treatment of Certain Information. The Borrower (a) acknowledges that services may be offered or provided to it (in connection with this Agreement or otherwise) by the Bank or by one or more of their respective subsidiaries or affiliates and (b) acknowledges that any information delivered to the Bank or to its subsidiaries or affiliates regarding the Borrower may be shared among the Bank and each such subsidiary and affiliate to the extent necessary for the performance of the Bank's obligations to the Borrower hereunder.

         Section 10.16. Limitation of Shareholder Liability Etc. A copy of the Declaration of Trust of the Borrower is on file with the Secretary of State of the Commonwealth of Massachusetts. The Bank acknowledges that the obligations of or arising out of the Facility Documents are not binding upon any of the Borrower's trustees, officers or shareholders individually, but are binding only upon the assets and property of the Borrower.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                        MFS MULTIMARKET INCOME TRUST


                                        By:
                                            Name:  Mr. James T. Swanson
                                            Title:  Vice President

                                        Address for Notices:

                                        Mr. W. Thomas London
                                        Senior Vice President
                                        Massachusetts Financial Services Company
                                        500 Boylston Street, 22nd Floor
                                        Boston, MA 02116
                                        Tel. No.:  (617) 954-5251
                                        Fax No.:  (617) 954-6614
                                        cc: Mr. James O. Yost
                                            Vice President
                                        Massachusetts Financial Services Company
                                        500 Boylston Street, 22nd Floor
                                        Boston, MA 02116
                                        Tel. No.:  (617) 954-5275
                                        Fax No.:  (617) 954-6614

                                        THE CHASE MANHATTAN BANK
                                        (NATIONAL ASSOCIATION)


                                        By:
                                        Name:  Patricia Gardner
                                        Title:  Vice President

                                        Lending Office and Address for Notices:
                                        The Chase Manhattan Bank, N.A.
                                        New York Agency
                                        4 Chase MetroTech Center, 13th F1.
                                        Brooklyn, New York 11245

                                        Tel. No.:  718-242-7945
                                        Fax. No.:  718-242-6909

                                   EXHIBIT A
                                PROMISSORY Note

$150,000,000                                             New York, New York

                                                         November 10, 1992



         For value received, MFS MULTIMARKET INCOME TRUST, a corporation organized under the laws of the Commonwealth of Massachusetts (the "Borrower"), hereby promises to pay to the order of THE CHASE MANHATTAN BANK (NATIONAL ASSOCIATION) (the "Bank") at the principal office of the Bank, at 1 Chase Manhattan Plaza, New York, New York 10081, for the account of the appropriate Lending Office of the Bank, the principal sum of $150,000,000 or, if less, the amount loaned by the Bank to the Borrower pursuant to the Credit Agreement referred to below, in lawful money of the United States of America and in immediately available funds, on the date(s) and in the manner provided in said Credit Agreement. The Borrower also promises to pay interest on the unpaid principal balance hereof, for the period such balance is outstanding, at said principal office for the account of said Lending Office, in like money, at the rates of interest as provided in the Credit Agreement referred to below, on the date(s) and in the manner provided in said Credit Agreement.

         The date and amount of each Loan made by the Bank to the Borrower under the Credit Agreement referred below, maturity date and each payment of principal thereof, shall be recorded by the Bank on its books and, prior to any transfer of this Note (or, at the discretion of the Bank, at any other time), endorsed by the Bank on the schedule attached hereto or any continuation thereof.

         This is the Note referred to in that certain Credit Agreement (as amended from time to time the "Credit Agreement") dated as of November 10, 1992 between the Borrower and the Bank and evidences the Loans made or remade by the Bank thereunder. All terms not defined herein shall have the meanings given to them in the Credit Agreement.

         The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain Events of Default and for prepayments on the terms and conditions specified therein.

         The Borrower waives presentment, notice of dishonor, protest and any other notice or formality with respect to this Note.

         This Note shall be governed by, and interpreted and construed in accordance with, the laws of the State of New York.


                                        MFS MULTIMARKET INCOME TRUST



                                        By:____________________________
                                             Name:
                                             Title:

         Amount   Interest Rate     Amount of        Balance  Notation
Date     of Loan  or Type  Payment  Outstanding      By

                                   EXHIBIT B

                                      MFS
                    MASSACHUSETTS FINANCIAL SERVICES COMPANY
                500 Boylston Street, Boston, Massachusetts 02116
                                 (617) 954-5000



         LINDA J. HOARD
Vice President and Assistant General Counsel




                                        November 10, 1992




The Chase Manhattan Bank, N A.
1 Chase Manhattan Plaza
New York, New York 10081

Re:      MFS Multimarket Income Trust

Gentlemen:

         I have acted as counsel for MFS Multimarket Income Trust, a Massachusetts business trust (the "Borrower") in connection with the execution and delivery of the Credit Agreement (the "Credit Agreement") dated as of November 10, 1092 between the Borrower and The Chase Manhattan Bank, N.A. (the "Bank"). Except as otherwise defined herein, all terms used herein and defined in the Credit Agreement have the meanings assigned to them therein.

         This opinion is furnished to you pursuant to Section 4.01(e) of the Credit Agreement in connection with your financing of the Borrower pursuant to the Facility Documents of even date herewith providing for loans by the Bank to the Borrower in the aggregate principal amount of $150,000,000. In connection with the preparation of this opinion, I have examined the Borrower's Declaration of Trust and By-Laws, the Facility Documents and the most recent Registration Statement. In addition, I have reviewed such resolutions of the Borrower's Board of Trustees records, certificates, documents ant instruments as I have deemed appropriate for the purpose of this opinion.

The Chase Manhattan Bank, N.A.
November 10, 1992
Page 2


         For purposes of this. opinion, I am assuming that the Bank has all requisite power and authority and has taken all necessary corporate and other actions to enter into the Facility Documents and to effect the transactions contemplated thereby. I have assurred the genuineness of all signatures, the conformity to the originals of all documents that I have reviewed as copies, the authenticity and completeness of all original document that I have reviewed in original or copy form and the legal competence of each individual executing any document.

         I understand that all of the foregoing assumptions and limitations are acceptable to you.

         Each opinion set forth below relating to the enforceability of any agreement or instrument against the Borrower is subject to the following general qualifications:

                (i) as to any agreement to which the Borrower is a party, I assume that such agreement is the binding obligation of each other party thereto;

                (ii) the enforceability of any obligation of the Borrower may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, marshaling or other laws and rules or law affecting the enforcement generally of creditors' rights and remedies (including such as may deny giving effect to waivers of debtor's or guarantors' rights' ");

                (iii) no opinion is given herein as to the availability of any specific equitable relief of any kind; and

                (iv) the enforcement of any of your rights may in all case be subject to an implied duty of good faith and to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

         Subject to the limitations I set forth below, I have made such examination of law as I have deemed necessary for the purposes of this opinion. This opinion is limited solely to the laws of The Commonwealth of Massachusetts as applied by courts located in Massachusetts, and the Federal laws of the United States of America, to the extent that same may apply to or govern such transactions. I express no opinion herein concerning the laws of any other jurisdiction. In this regard, I note that the Facility Documents contain provisions to the effect that the laws of jurisdictions other than those recited in the second sentence of this paragraph are intended to be governing. For purposes of my opinions herein, I have, with your permission, assumed with no independent investigation that the laws of all jurisdictions which may govern the Facility documents, other than those specifically recited above, are identical in all relevant respects to the substantive laws of The Commonwealth of Massachusetts, without regard to conflict of law principles. Except as specifically set forth above, no opinion is given herein as to the choice of law or internal substantive rules of law which any tribunal may apply to the transactions referred to herein.

The Chase Manhattan Bank, N.A.
November 10, 1992
Page 3





         Based on the foregoing, I am of the opinion that:

                1.The Borrower is a business trust duly organized and validly existing and in good standing under the laws of The Commonwealth of Massachusetts, and has all trust powers and all material governmental licensees, authorizations, consents and approvals required to carry on its business as now conducted.

                2.The execution, delivery and performance (including without limitation the incurrence of indebtness by the Borrower as contemplated by the Facility Documents) by the Borrower of the Facility Documents are within the Borrower's trust powers and have been duly authorized by all necessary trust action and do not and will not: (a) require any consent or approval of its shareholders; (b) contravene its declaration of trust or By-Laws or any of its Investment Practices; (c) violate any provision of, or require any filing (other than routine filings where the failure to make such filing would not have a material adverse effect on the financial condition, operations, properties. or business of the Borrower or the ability of the Borrower to perform its obligations to pay principal and interest on loans made under the Facility Documents), registration, consent or approval under any law, rule or regulation (including, without limitation, the 1940 Act) presently in effect and having applicability to the Borrower, or any order, writ, judgment, injunction, decree, determination or award presently in effect and having applicability to the Borrower; (d) result in a breach of or constitute a default or require any consent under an indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected; (e) result in, or require, the creation or imposition of any Lien (other than any Lien which may be created pursuant to the terms of Section 10.07 of the Credit Agreement), upon or with respect to any of the properties now owned or hereafter acquired by the Borrower; or
                (f) cause the Borrower to be in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, agreement, lease or instrument.

                3.Each Facility Document is, or when delivered under the Credit agreement will be, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

                4.The Borrower has been duly registered under the 1940 Act.

The Chase Manhattan Bank, N.A.
November 10, 1992
Page 4




                5.The Registration Statement relating to the offer and sale of the shares of beneficial interest in the Borrower has. been filed under the Securities Act of 1933, as amended, and remains in effect and to my knowledge no stop order suspending the effectiveness of the Registration Statement is in effect and no proceedings for such purpose are pending before, or threatened by the Commission.

                6.The Investment Adviser is duly registered a. an investment adviser under the Advisers Act.

                7.To the beet of my knowledge (after due inquiry), there are no pending or threatened actions, suits or proceedings against or affecting the Borrower or Investment Adviser before any court, governmental agency or arbitrator, which may, in any one case or in the aggregate, materially adversely affect the financial conditions operations, properties or business of the Borrower or the ability of the Borrower to perform its obligations under the Facility Documents.

                                        Very truly yours,


                                        LINDA J. HOARD
                                        Linda J. Hoard
JLH/aes

                                   Exhibit C



                  Form of Borrower's Asset Coverage Statement
                             under Section 6.08(c)



                               [Form is Attached]

                             Asset Coverage Report




As of:                                  Total loan commitment outstanding (A):

US Government & Eligible US Government Agency Securities:
Indicated as * from attached portfolio report
                                                  Fair market value (B)


Non-US OECD Government Securities (Rated AA - or Aa3 or better): Indicated as **
from attached portfolio report                    Fair market value (C)


Net asset coverage test (must be equal to or greater than 100% to pass coverage test)
                       ((B) x 0.6667) + ((C) x 0.5) x 100 =
                                (A)




                                             Certified by:



                                             Treasurer or
                                             Assistant Treasurer

Notes:
Securities noted above are required to be included in this report and appropriately marked in the attached Portfolio Report only to the extent necessary to satisfy the Net Asset Coverage test.

Any security identified above subject to a written option shall be reported at the lower of the security's Fair Market Value or the strike price of the written option.

                                   EXHIBIT D

The assets of the Borrower below are valued as follows:

Bonds and other fixed income securities (other than short-term obligations, but including listed issues), are valued on the basis of valuations furnished by dealers or by a pricing service which utilizes both dealer-supplied valuations and electronic data processing techniques which take into account appropriate factors such as institutional-size trading in similar groups of securities, yield, quality, coupon rate, maturity, type of issue, trading characteristics and other market data, without exclusive reliance upon exchange or over-the-counter prices, since such valuations are believed by Massachusetts Financial Services Company ("Investment Adviser"), the Borrower's Investment Adviser, to reflect the fair value of such securities. Forward Contracts will be valued on the basis of valuations provided by a pricing service. Use of pricing services has been approved by the Borrower's Board of Trustees. The Borrower's Board of Trustees has determined that short-term obligations are to be valued at amortized cost unless this method no longer produces fair valuations. Short-term obligations with a remaining maturity in excess of 60 days will be valued upon dealer supplied valuations. All other securities and commodities in the Borrower's portfolio (other than short-term obligations) for which the principal market is one or more securities or commodities exchanges (whether domestic or foreign) will be valued at the last reported sale price or at the settlement price prior to the determination (or if there has been no current sale, at the closing bid price) on the primary exchange on which such securities or commodities are traded; but if a securities exchange is not the principal market for securities, such securities will, if market quotations are readily available, be valued at current bid prices, unless such securities are reported on the NASDAQ system, in which case they are valued at the last sale price or, if no sales occurred during the day, at the last quoted bid price. Positions in futures contracts, options and options on futures contracts will normally be valued at the settlement price on the exchange on which they are primarily traded. Over-the-counter options are valued by brokers, which may be the brokers with whom the transactions were entered into, and/or through the use of a pricing model which takes into account closing bond valuations, implied volatility and short-term repurchase rates. If acquired, preferred stocks, common stocks and warrants will be valued at the last sale price on an exchange or at the last quoted bid price for unlisted securities. Portfolio securities for which there are no such valuations are valued at fair value as determined in good faith by or at the direction of the Borrower's Board of Trustees.



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                                   SCHEDULE I

                              Credit Arrangements



                                     None.